EXHIBIT 10.15

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN

FORM OF

NON-QUALIFIED STOCK OPTION AWARD MEMORANDUM

NON-EMPLOYEE DIRECTOR

Non-Employee Director:	See account data in Fidelity system.

Grant Date:	See account data in Fidelity system.

Number of Shares Subject to Option:	See account data in Fidelity system.

Exercise Price Per Option Share:	See account data in Fidelity system.

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:	The Option will vest 100% on the earlier of (a) immediately prior to first annual meeting of shareholders after the Grant Date or (b) the first anniversary of the Grant Date.

Expiration Date:	10 years after the Grant Date

Additional terms and conditions of your Award are included in the Non-Qualified Stock Option Agreement (Non-Employee Director). As a condition to your ability to exercise your Option, you must log on to Fidelity’s website at www.netbenefits.com and accept the terms and conditions of this Award.

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

(NON-EMPLOYEE DIRECTOR)

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), has granted you an Option, the terms and conditions of which are set out below and in the Award Memorandum and the Plan. Any capitalized term used herein without definition has the meaning set forth in the attached Award Memorandum, which forms a part of this Non-Qualified Stock Option Agreement (Non-Employee Director) (this “Agreement”), or, if no such meaning is set forth in the Award Memorandum, the meaning set forth in the Plan.

In the event of a conflict between the terms of this Agreement or the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

1.	Grant Date; Type of Option. The Option is granted to you on the Grant Date set forth in the Award Memorandum. As a “non-qualified stock option,” the Option will not be treated by you or the Company as an incentive stock option as defined in Section 422 of the Code.

2.	Termination of Option. Your right to exercise the Option (and to purchase the Shares subject to the Option (the “Option Shares”)) shall expire and terminate in all events on the earlier of (a) the Expiration Date set forth in the Award Memorandum or (b) the date upon which exercise is no longer permitted pursuant to Section 6 of this Agreement.

3.	Exercise Price. The purchase price to be paid upon the exercise of the Option will be the Exercise Price Per Option Share set forth in the Award Memorandum.

4.	Provisions Relating to Exercise. Once you become entitled to exercise any part of the Option (and to purchase Option Shares) pursuant to the vesting schedule set forth in the Award Memorandum, that right will continue until the date on which the Option expires and terminates. The right to purchase Option Shares under the Option is cumulative, so that if the full number of Option Shares is not purchased in a single transaction, the balance may be purchased at any time or from time to time thereafter during the term of the Option. The Administrator, in its sole discretion, may at any time accelerate the time at which the Option becomes exercisable by you with respect to any Option Shares. The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred part of the Option at any time if you are not in compliance with all applicable provisions of this Agreement, the Award Memorandum and the Plan.

5.

Exercise of Option. To exercise the Option, you must complete the transaction through our administrative agent’s website at www.netbenefits.fidelity.com or call its toll free number at (800) 544-9354, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full Exercise Price for the Option Shares being purchased. In no event may a fraction of a share be exercised or acquired. You must also pay any taxes or other amounts required to be withheld as provided in Section 8 of this Agreement.

6.	Termination of Directorship.

(a)	Vesting. If you cease to be a Director for any reason other than Cause, the Option may be exercised to the same extent that you were entitled to exercise the Option on the date you ceased to be a Director and had not previously done so, and the unvested Option Shares will immediately terminate and expire.

(b)	Deadline for Exercise.

(i)	If you cease to be a Director by reason of death or Disability, you are (or in the event of your death or Disability resulting in judicial appointment of a guardian ad litem, administrator or other legal representative, the executor or administrator of your estate, any person who shall have acquired the Option through bequest or inheritance or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option per the terms contained herein within one year after you cease to be a Director.

(ii)	Subject to Section 6(d), if you cease to be a Director for any reason other than death or Disability, you are entitled to exercise the Option per the terms contained herein within 90 days after you cease to be a Director.

(iii)	If you die within such exercise periods, your executor, the administrator of your estate or your beneficiary may exercise the Option within one year after your death.

(c)	Expiration. Notwithstanding any provision contained in this Section 6 to the contrary, in no event may the Option be exercised to any extent by anyone after the Expiration Date set forth in the Award Memorandum.

(d)	Termination for Cause. If your service as a Director is terminated for Cause, the Option, whether or not vested, shall terminate immediately. In addition, if your service as a Director is terminated other than for Cause but the Administrator later determines that it could have been terminated for Cause if all facts had been known at the time it was terminated, the Option, whether or not vested, will terminate immediately on the date of such determination.

(e)	Change of Control. If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to the Option.

7.	Securities Representations.

(a)	You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the Securities and Exchange Commission. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan and the grant and exercise of the Option and the disposition of the Option Shares, including without limitation federal and state securities and “blue sky” laws.

(b)	The Company may affix appropriate legends upon the certificates for the Option Shares and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or (ii) implement the provisions of the Plan or any agreement between the Company and you with respect to such Option Shares.

8.	Tax Representations. You represent and warrant that you understand the federal, state and local income tax consequences of the granting of the Option to you, the exercise of the Option, and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares. You understand and agree that you are solely responsible for the payment of any federal, state or local income tax imposed upon or attributable to you in connection with such exercise, sale or other disposition.

9.	General Provisions.

(a)	None of the Plan, this Agreement or the Award Memorandum confers upon you any right to continue to serve as a Director.

(b)	This Agreement, the Award Memorandum and the Plan contain the entire agreement between the Company and you relating to the Option and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement and the Award Memorandum may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement or the Award Memorandum is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement and the Award Memorandum shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Prospectus for the Plan is accessible on the administrative agent’s website (www.netbenefits.fidelity.com) in the “forms library” and a paper copy is available upon request.

(g)	Except as provided in the Plan, the Option is not transferable other than by will or the laws of descent and distribution, and it may be exercised, during your lifetime, only by you or your legal representatives.

(h)	This Agreement and the Award Memorandum shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You shall not have the rights of a shareholder with respect to any shares of common stock to be acquired upon exercise of the Option until such shares have been issued.

(j)	You understand that, under the terms of the Plan, this Agreement and the Award Memorandum, the Company may cancel or rescind the Option in certain circumstances.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by, this Agreement, the Award Memorandum and the Plan.

Your acceptance of the terms of this Agreement, the Award Memorandum and the Plan through our administrative agent’s website is a condition to your ability to exercise your Option.

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